Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Item 3.: Key Information – Item 3.A.: Selected Financial Data” and under the caption “Item 16C. Principal Accountant Fees and Services” and to the use of our report dated September 8, 2005, with respect to the consolidated financial statements of Daiichi Sankyo Company, Limited included in the Form 20-F of Daiichi Sankyo Company, Limited for the year ended March 31, 2006.

/s/ Ernst & Young ShinNihon

Tokyo, Japan

September 25, 2006